AzurRx BioPharma Receives Sanction of Cystic Fibrosis  Therapeutics Development Network for the Study of MS1819-SD in CF Patients with EPI

On track to initial Phase 2 trial in cystic fibrosis patients in the fourth quarter of 2018 and conclude in 2019

NEW YORK, November 1, 2018 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced that the Company's Phase 2 study protocol to investigate MS1819-SD in cystic fibrosis (CF) patients with exocrine pancreatic insufficiency (EPI) has received sanction from the Therapeutics Development Network (TDN), a collaborative network of CF clinical trial specialists supported by the Cystic Fibrosis Foundation (CFF).

The Phase 2 multi-center study is designed to investigate the safety, tolerability and efficacy of MS1819-SD in a head-to-head manner against the current standard of care. Planned enrollment is expected to include 30 CF patients with study completion anticipated in 2019.

“We are pleased to receive TDN sanction of our planned Phase 2 study of MS1819-SD in the cystic fibrosis setting,” stated Thijs Spoor, CEO of AzurRx.  “This follows the recent FDA clearance of our Investigational New Drug (IND) Application of MS1819-SD and our successful Phase 2 EPI trial in patients with chronic pancreatitis (CP), which demonstrated both safety and statistically significant efficacy. “

“We are delighted by the TDN sanction and we look forward to evaluating MS1819-SD as a much-needed alternative to the currently available porcine agents,” commented Dr. James Pennington, Chief Medical Officer of AzurRx.

TDN protocol sanction enables access to 89 accredited US care centers with established expertise in CF clinical research that facilitate recruitment and implementation of studies.

As recently announced, in a Phase 2 trial in the chronic pancreatitis setting, MS1819-SD showed a favorable safety profile with no severe adverse events.  Additionally, a statistically significant (p=0.002) improvement in the coefficient of fat absorption of 21.8% was observed the highest studied dose (per protocol).

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819 recombinant lipase for exocrine pancreatic insufficiency is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

About Mayoly Spindler, SAS

Mayoly Spindler is a French, independent, family-owned pharmaceutical company, active in research, development, manufacturing, registration and marketing of pharmaceuticals and dermo-cosmetics in more than 70 countries. The company aims to become a global reference in gastroenterology and dermo-cosmetics. Mayoly Spindler is headquartered in the Paris area of France and employs 900 people worldwide. Additional information on the company can be found at www.mayoly-spindler.com

About Exocrine Pancreatic Insufficiency:

Exocrine Pancreatic Insufficiency (EPI) is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. The deficiency in this enzyme can be responsible for greasy diarrhea, fecal urge and weight loss.

There are approximately 90,000 patients in the U.S. with EPI caused by CP according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by cystic fibrosis according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

About MS1819

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase 2 study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.,

760 Parkside Avenue

Suite 304

Brooklyn, NY 11226

Phone: (646)-699-7855

info@azurrx.com

Investor Relations contact:

LifeSci Advisors, LLC.

Hans Vitzthum, Managing Director

250 West 55th Street - Suite 16B

New York, NY 10019

Phone: 617-535-7743

www.lifesciadvisors.com

hans@lifesciadvisors.com